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                                   EXHIBIT 8


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                               November 10, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549
        Re:     FNB Corp.
            Registration Statement on Form S-4
            Registration No. 333-34575
Gentlemen:

     We have represented FNB Corp., a North Carolina corporation with its principal office and place of business located in Asheboro, North Carolina (the "Corporation"), in connection with the proposed merger (the "Merger") of Home Savings Bank of Siler City, Inc., SSB, a North Carolina savings bank with its principal office and place of business located in Siler City, North Carolina ("Home Savings"), with and into First National Bank and Trust Company, a national banking corporation with its principal office and place of business located in Asheboro, North Carolina and a wholly owned subsidiary of the Corporation ("First National"), pursuant to the Agreement and Plan of Merger dated June 3, 1997 by and among Home Savings, the Corporation and First National (the "Agreement") as described in the Registration Statement on Form S-4, including all amendments thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission"). This opinion is delivered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended (the "Act").


     In connection with this opinion, we have examined (i) the Agreement, (ii) the Registration Statement, including the Prospectus/Proxy Statement contained therein (the "Prospectus/Proxy Statement"), and (iii) such other documents as we have deemed necessary or appropriate to enable us to render the opinions below. For purposes of this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of the originals of such documents. In addition, we have relied on certain representations and covenants of FNB and Home Savings and have assumed that certain written representations of FNB and Home Savings are true, correct and complete on the date hereof and will be true, correct and complete at the effective time of the Merger.

     Based upon our review of the foregoing, the discussion included in the Prospectus/Proxy Statement under the captions "Certain Federal Income Tax Consequences" and "Summary -- Certain Federal Income Tax Consequences," expresses our opinion as to the material federal income tax consequences applicable to holders of the common stock of Home Savings. You should be aware, however, that such discussion represents our conclusions as to the application of existing law to the Merger. There can be no assurance that the Internal Revenue Service will not take contrary positions.

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     We hereby consent to the use of this opinion as Exhibit 8 of the
Registration Statement relating to the offering referred to above, as filed with the Commission under the Act, and to any reference to this opinion and to our firm name under the heading "Opinions" in the Prospectus/Proxy Statement. We do not, however, thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.
                                          Very truly yours,

                                          /s/ SCHELL BRAY AYCOCK ABEL &
                                          LIVINGSTON P.L.L.C.